Exhibit 10.5

COUGAR OIL AND GAS CANADA INC. Suite 1120, 833 – 4 Avenue S.W. Calgary, Alberta T2P 3T5 Phone: +1 403-262-8044 Fax: +1 403-513-2670 info@cougarenergyinc.com www.cougarenergyinc.com

Cougar Energy Inc.

and

Cougar Oil and Gas Canada Inc.

Code of Business Conduct

January 2010

1.	Introduction

This Code of Business Conduct and Ethics (the “Code”) is a statement of Cougar Oil and Gas Canada Inc. (“Cougar Oil and Gas Canada Inc.” or “Company”) expectations in various areas of legal and ethical concern, and applies to every director, officer, consultant and employee (collectively referred to as “personnel”) of Cougar Oil and Gas Canada Inc. The Code recognizes that Cougar Oil and Gas Canada Inc.’s reputation is dependent upon the integrity and sense of responsibility of its directors, officers and personnel. It is imperative that a high standard of ethical, moral, professional and legal conduct be evidenced in all business practices. This Code should serve as a reference for all directors, officers and personnel in fulfilling their responsibility to conduct business in a legal and ethical manner. Any waiver of any provision of this Code on behalf of an executive officer or director may only be approved by the Board of Directors or a committee designated by the Board of Directors and must be immediately disclosed to the shareholders.

In addition to the Code, Cougar Oil and Gas Canada Inc. has adopted numerous policies addressing specific elements of our business. When appropriate, those separate policies will be referred to in the Code and are incorporated herein by reference. Copies of those policies may accompany the Code. In the event that there is a conflict between the Code and a specific policy, the terms of the specific policy shall prevail. Cougar Oil and Gas Canada Inc. reserves the right to amend, supplement or rescind the Code or any policy or any portion at any time and to adopt different policies and procedures.

It should be noted that while compliance with applicable federal, state and provincial and local law is the foundation of the Code, Cougar Oil and Gas Canada Inc. expects its directors, officers and personnel to avoid unethical business dealings, whether actual or perceived, even in situations where no law may be violated. In fact, in many instances, the standards set forth in the Code and policies often exceed legal requirements.

Unless stated otherwise, this Code applies to all directors, officers, consultants and employees of the Company and its subsidiaries, regardless of the individual’s position. The Code and policies are not all-inclusive and nothing can replace good judgment on the part of the individual. Finally, the Code and any associated policies are not and should not be interpreted as a contract for employment.

COUGAR OIL AND GAS CANADA INC. Suite 1120, 833 – 4 Avenue S.W. Calgary, Alberta T2P 3T5 Phone: +1 403-262-8044 Fax: +1 403-513-2670 info@cougarenergyinc.com www.cougarenergyinc.com

2.	Compliance with Laws, Rules and Regulations

Cougar Oil and Gas Canada Inc. directors, officers and personnel are expected to obey all federal, provincial, state and local laws. All Company business should be conducted in full compliance with applicable law. Personnel are expected to understand and comply with all laws affecting their work. If there are questions about the law or its application in a particular situation, Company management should be consulted.

3.	Drug and Alcohol Policy

Personnel are prohibited from performing Company tasks while under the influence of any drugs, alcohol or other substances that might have an effect upon an individual’s ability to perform such tasks. Personnel are also prohibited from possessing such substances on Company premises or property.

4.	Environment, Health and Safety

One of Cougar Oil and Gas Canada Inc.’s core values is its commitment to the safety and health of its personnel and associates, and the protection of the environment. All personnel are responsible for complying with the Company’s policies and procedures on Environment, Health and Safety.

For the safety of all directors, officers, personnel and visitors, the Company prohibits the possession by anyone of such items as firearms, guns, weapons of any kind, explosives or ammunition while on Company premises. In addition, the Company does not condone any acts or threats of violence by anyone against personnel, customers or visitors on Company premises at any time or while engaged in business with or on behalf of Company, on or off Company premises.

5.	Anti-Harassment Statement

It is illegal under provincial, state and federal law for any personnel, male or female, to sexually harass other personnel. The Company strictly prohibits sexual harassment in the workplace. Additionally, harassment based on other protected characteristics such as race, national origin, religion, disability or age, is illegal, is not permitted by the Company, and will not be tolerated.
In addition, the Company believes diversity, the collective mixture of similarities and differences, is a valued asset. The Company has created an atmosphere that allows each individual to contribute, achieve his or her professional goals and interact in a workplace accepting of such diverse attributes as, not only race and gender, but also age, sexual orientation, religion, level of education, physical ability, military status, years of service and social or cultural representation.

6.	Insider Trading

The Company has separate policies pertaining to trading in Company securities (see “Disclosure and Insider Trading Policy”). Personnel are prohibited from buying or selling, either directly or indirectly, Company securities based on insider information or from transmitting such information to others in violation of applicable federal and/or provincial or state securities laws. In addition, members of the Company’s Board of Directors and certain executive officers have additional responsibilities and restrictions concerning transactions involving Cougar Oil and Gas Canada Inc. securities.

COUGAR OIL AND GAS CANADA INC. Suite 1120, 833 – 4 Avenue S.W. Calgary, Alberta T2P 3T5 Phone: +1 403-262-8044 Fax: +1 403-513-2670 info@cougarenergyinc.com www.cougarenergyinc.com

Insider information includes, but is not limited to, information about matters such as significant contracts, claims, liabilities, major litigation, potential sales, mergers or acquisitions, confidential oil and gas and mineral plans, activities, earnings, forecasts or budgets. This information is to remain strictly confidential until such time as it has been released to the public by the Company. Questions regarding use of or qualification as insider information should be directed to the Chief Executive Officer or Chief Financial Officer.

7.	Accounting and Disclosure Practices

It is Cougar Oil and Gas Canada Inc.’s policy to keep books, records and accounts that completely and fairly reflect the Company’s financial condition. Cougar Oil and Gas Canada Inc. shall, at all times, comply with applicable accounting principles, laws, rules and regulations.

Employees who have responsibilities in the areas of finance, accounting and auditing matters are responsible for understanding and complying with all applicable laws, rules, regulations, ethical standards and internal procedures.

Full and complete disclosure of important information about the Company is of paramount importance to Cougar Oil and Gas Canada Inc. The proper accounting and reporting of this information, both financial and non-financial, is a process involving numerous individuals and departments to ensure that truthful, accurate and reliable information is disclosed to the public. Cougar Oil and Gas Canada Inc. has established Disclosure Policies and Procedures to ensure the timely collection and evaluation of information potentially subject to disclosure requirements of securities and exchange commissions in Canada and the United States. Filings with such commissions will be accurate and timely. The accounting and disclosure process is designed to record, process and report in a timely manner all material information as required by applicable laws, rules and regulations, and is overseen by the Company’s Disclosure Coordinator, the Chief Financial Officer. Personnel with comments or questions regarding information that may require consideration under corporate disclosure policies and procedures should present the information to the Chief Financial Officer. All directors, officers and personnel are expected to carefully consider and respond in a timely manner to any inquiries from the Company related to public disclosures.

8.	Foreign Corrupt Practices Act

In the United States, the Company is subject to compliance with the Foreign Corrupt Practices Act of 1977 (“FCPA”). The FCPA makes it a criminal offense to bribe or offer to bribe a foreign governmental or political official to obtain or retain business. Payments to foreign officials for routine governmental actions may be made where permitted under the law. The FCPA also requires that all publicly held companies maintain and keep records and accounts that fairly and accurately present their activities and transactions. It is Company policy to abide by the FCPA in all respects. Additionally, no secret or unrecorded fund of corporate assets will be established or maintained, and no false entries will be made on Company books or records.

COUGAR OIL AND GAS CANADA INC. Suite 1120, 833 – 4 Avenue S.W. Calgary, Alberta T2P 3T5 Phone: +1 403-262-8044 Fax: +1 403-513-2670 info@cougarenergyinc.com www.cougarenergyinc.com

9.	Anti-trust Laws

United States antitrust laws are designed to promote competition and to preserve the free enterprise system. Antitrust laws prohibit, among other things, price fixing, creation of a monopoly, boycotts, tying arrangements, exclusive dealing and refusals to deal. It is Cougar Oil and Gas Canada Inc.’s intent to conduct its business in accordance with all applicable antitrust laws. All directors, officers and personnel are expected to comply with antitrust laws and not participate in any activity that could be construed to be a violation of antitrust laws. Violations of antitrust laws can result in civil and criminal penalties against the Company and its employees. Questions should be directed to the President.

10.	Confidential Information

As a director, officer or personnel of Cougar Oil and Gas Canada Inc., you may have access to material non-public information concerning Cougar Oil and Gas Canada Inc. and its subsidiaries, its personnel and third party business relationships. This information must not be communicated to any person, including other personnel, unless that person has a need to know that information for a legitimate business purpose.

Information that is considered confidential and therefore the property of Cougar Oil and Gas Canada Inc. shall include, but is not limited to, such items as information regarding business activities and financial performance, technical data and other proprietary information, any documents, files, maps, reports, manuals, computer programs and electronic mail. These items must not be released or removed from Company property without proper approval. Additionally, in the event of termination for any reason, the terminated individual may be required to immediately deliver all copies of the above described information to Cougar Oil and Gas Canada Inc.

Personnel with access to compensation and confidential benefit information must not disclose this information to those without a need to know, including other Cougar Oil and Gas Canada Inc. employees. Additionally, personnel are strictly prohibited from gaining access to Company information that they do not need to know or do not have legitimate access to for performance of their particular job. Personnel will be asked to sign a Confidentiality Agreement.

11.	Conflicts of Interest

The Company strives to maintain the highest degree of integrity in the conduct of its business. In order to comply with this objective, when dealing with third parties on behalf of the Company, it is imperative that officers and personnel act and think on behalf of the Company only and maintain judgment independent of personal interest. As an officer or personnel representing the Company, you may find yourself in a situation in which your personal interest and that of Cougar Oil and Gas Canada Inc. are inconsistent. Such a situation, whether actual or apparent, is commonly referred to as a conflict of interest.

COUGAR OIL AND GAS CANADA INC. Suite 1120, 833 – 4 Avenue S.W. Calgary, Alberta T2P 3T5 Phone: +1 403-262-8044 Fax: +1 403-513-2670 info@cougarenergyinc.com www.cougarenergyinc.com

It is Cougar Oil and Gas Canada Inc.’s policy that no officer or personnel shall hold a position of substantial interest in an entity that conflicts with or appears to conflict with, the proper performance of Company duties or responsibilities or might affect independence of judgment in transactions between Cougar Oil and Gas Canada Inc. and the entity. Likewise, officers and personnel shall not hold a position in any company that is deemed to be competitive with Cougar Oil and Gas Canada Inc.  Officers and personnel are required to disclose any substantial interest or position (i.e. director, officer, employee or consultant) that they, or someone they are closely associated with, have in any entity that has business relations or dealings with Cougar Oil and Gas Canada Inc.

If an officer or personnel, at any time, is considering assuming a position of substantial interest or an outside relationship which involves, or could be perceived to involve, a conflict of interest, or is in doubt as to the application of this policy, the individual must promptly notify an officer of the Company who will determine in consultation with the Company’s Corporate Counsel, whether the action being considered would or could constitute a conflict of interest.
Additional conflict of interest issues are:

11.1   Gifts and Entertainment
The business relationships Cougar Oil and Gas Canada Inc. has with its contractors, suppliers, vendors and service providers are of utmost significance. It is Cougar Oil and Gas Canada Inc.’s policy to achieve the highest standards of integrity in all those relationships and to ensure that third parties with whom Cougar Oil and Gas Canada Inc. associates exhibit the same degree of commitment to that standard. In support of that policy, it is vital that Cougar Oil and Gas Canada Inc. and its officers and personnel maintain relationships that are unencumbered by events or activities that maybe construed as improper incentive.

Officers and personnel must avoid the direct or indirect receipt of solicitation of payments, gifts, entertainment or other favors from individuals or firms that exceed what is generally considered common courtesy usually associated with ethical business practices. Receipt of such a gift might be regarded as placing the employee under some obligation, or perceived obligation, to a third party dealing or desiring to deal with Cougar Oil and Gas Canada Inc.

Excessive gifts and entertainment at the expense of Cougar Oil and Gas Canada Inc. must not be provided to others. Entertainment expense should be kept to a minimum and should only be incurred if there is a clear business reason for the expenditure.

The following criteria may be used when determining reasonableness of a gift or entertainment:
° Gifts of cash or cash equivalent are strictly prohibited.
° Unsolicited gifts of nominal value may be accepted.
° Is the gift consistent with accepted business practice?
° Would disclosure embarrass you or the Company?
° Is it ethically acceptable?

COUGAR OIL AND GAS CANADA INC. Suite 1120, 833 – 4 Avenue S.W. Calgary, Alberta T2P 3T5 Phone: +1 403-262-8044 Fax: +1 403-513-2670 info@cougarenergyinc.com www.cougarenergyinc.com

Gifts and entertainment provided to government employees within Canada and the United States are prohibited under any circumstance.

In certain situations, there may be a legitimate business purpose associated with accepting a nominal gift or entertainment that would otherwise be contrary to the Code. Guidelines on nominal gifts will be defined periodically by management. Officers and personnel should assess the circumstances prior to accepting gifts or entertainment to ensure that they satisfy all requirements under the Code. In the event of any questions or uncertainty, the individual should contact the Company’s Chief Executive Officer and/or Chief Financial Officer.

11.2 Outside Activities
Directors, officers and personnel should not participate in business or personal activities that conflict with Company duties or interests. Cougar Oil and Gas Canada Inc. employees are encouraged to work with civic, social, corporate, industry and charitable organizations as long as participation does not present a potential conflict of interest.

11.3 Outside Investments
Directors, officers and personnel may not take advantage of personal investment opportunities that are afforded to them by virtue of their position with the Company. In addition, directors, officers and personnel should not make an investment in a company that they know is a candidate for acquisition by Cougar Oil and Gas Canada Inc.

11.4 Use of Company Assets
Company facilities, equipment, materials, supplies and other assets are intended for use on Company matters. Use of Company information or assets for personal gain or in a manner contrary to Company interests, whether or not the Company suffers any direct loss, is considered a conflict of interest.

12.   Fair Dealing

All directors, officers and personnel shall deal honestly and ethically with customers, contractors, competitors, personnel and others while engaged in business on behalf of the Company. Directors, officers and personnel shall not take unfair advantage of anyone through manipulation, concealment, abuse of privileged or confidential information, misrepresentation of material facts or any other unfair dealing practice.

13.   Political Contributions and Activities

No contributions will be made by the Company to political parties, candidates, committees, elected officials or candidates for office in any federal, provincial, state, local or foreign election, except where permitted by applicable law and approved by the Chief Executive Officer.

Employees are encouraged to participate actively in the political process on their own initiative and at their own expense.

COUGAR OIL AND GAS CANADA INC. Suite 1120, 833 – 4 Avenue S.W. Calgary, Alberta T2P 3T5 Phone: +1 403-262-8044 Fax: +1 403-513-2670 info@cougarenergyinc.com www.cougarenergyinc.com

14.	Reporting of Business Expenses

Cougar Oil and Gas Canada Inc. will reimburse its personnel for reasonable and necessary expenses actually incurred in the conduct of Company business as provided in Company policies. All expense reports should be submitted promptly and accurately. Managers are responsible for the careful review of all expense reports submitted for their approval. Abuse of expense account usage will not be tolerated.

15.	Protect Company Assets

All personnel are expected to protect Cougar Oil and Gas Canada Inc. assets against theft, loss or misuse. Company assets include, but are not limited to, cash, land, buildings, equipment, inventory, vehicles and appliances (i.e. telephones, computers, copiers, facsimile machines, etc.). Additionally, it includes such intangible items as business plans, inventions (which shall be considered Company property), potential prospects and Company records. Cougar Oil and Gas Canada Inc. is required by law to retain certain types of records, usually for a specific period of time, and personnel is required to assist Cougar Oil and Gas Canada Inc. in fulfilling these records retention requirements, as well as assisting in the maintenance of accurate records. Also, personnel should recognize that many materials are copyrighted. As such, prior to using Company assets to copy or download copyrighted materials, personnel are required to obtain the publisher’s permission. Personnel are responsible for familiarizing themselves with the Company’s authority limitations and policies on the execution of contracts and should limit their actions to those within the specific authority granted to them by the Company.

16.	Use of Information Systems

Personnel will have access to the Company’s information systems including, but not limited to, computer, network and Internet equipment, systems, software and data, telephones, voice mail and facsimile machines. Employees should use the information systems primarily for communication of Company business information. The information systems are the property of the Company, including all messages and data transmitted and stored and, as such, personnel should have no expectation of privacy. The provisions of the Code and the policies, including confidentiality, are equally applicable to the use of these systems. Employees should not transmit e-mail, except in the normal course of business, which contains information that has not been made public or information relating to potential liability. Additionally, employees should recognize that e-mail and other files, including personal data and correspondence, are considered Company-owned business records and subject to disclosure in a court of law.

COUGAR OIL AND GAS CANADA INC. Suite 1120, 833 – 4 Avenue S.W. Calgary, Alberta T2P 3T5 Phone: +1 403-262-8044 Fax: +1 403-513-2670 info@cougarenergyinc.com www.cougarenergyinc.com

17.	Code of Conduct Violations

Violations of the Code are serious offenses that may result in disciplinary action, up to and including termination. In addition, violations of the law may result in fines, penalties or other legal remedies, including imprisonment.

The Company expects all employees to not only abide by, but to help enforce the Code and related policies. Although not required to conduct its own investigation, any employee that is aware of a potential or perceived violation of the Code or a specific policy has an obligation to report that fact to Company management or as otherwise required in the Code or policies. There will be no reprisals for the good faith reporting of a perceived violation. Reports of a violation will be investigated promptly and the matter will be treated, to the extent possible, as confidential.

18.	Company Assistance

To remove any doubts or suspicions regarding potential conflicts or violations of this Code, personnel should freely consult with their managers. To report suspected violations of the standards set forth in this Code or the related policies, or to seek guidance regarding these standards, you should contact the one of the Company’s officers.